Exhibit 10.24

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT to that certain Employment Agreement, dated May 16, 2003, (the “Employment Agreement”) between Orchid BioSciences, Inc., a Delaware corporation (the “Company”), and Paul James Kelly (the “Employee”) is made effective as of November 3, 2003 (the “Effective Date”).

WHEREAS, Section 7 of the Employment Agreement provides that the Employment Agreement may be modified with the signed written consent of both the Company and the Employee; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders that the Employment Agreement be amended as provided herein;

WHEREAS, the Employee has agreed to the amendments to the Employment Agreement as set forth herein;

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1. Clause (ii) of Section 3(g) of the Employment Agreement is amended in its entirety to read as follows:

(ii)	Merger/Sale of Assets. A merger or consolidation of the Company, whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. “Substantially all of the Company’s assets” shall be deemed to include the assets of all business units and/or divisions of the Company and all of its affiliates.

2. The second sentence of Section 4(a) of the Employment Agreement is amended in its entirety to read as follows:

If employment is terminated under the provisions of Section 3(e) or 3(g), the term “Severance Pay Period” shall mean the period commencing on the effective date of the Employee’s letter giving notice of his resignation and ending twenty-four (24) months subsequent to the date of such resignation letter.

3. The final sentence of Section 4(a) of the Employment Agreement is deleted in its entirety.

4. Section 5 of the Employment Agreement is amended to insert the following as a new Section 5(k):

(k) The Employee shall be entitled to a lump-sum cash payment equal to 100% of his then-current annualized rate of base pay upon the earliest of the following to occur while the Employee is employed under this Agreement:

(i)	a Change in Control (as defined in Section 3(g) of this Agreement);

(ii)	the consummation of the sale or other disposition of all or substantially all of the Company’s assets as defined in the amendment to Section 3(g)(ii) set forth above; or

Except as herein modified, the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Employment Agreement on the dates provided below, effective as of the Effective Date.

ORCHID BIOSCIENCES, INC.

By:	/s/ George Poste
[name of chairman]
Title:	[Chairman, Board of Directors]
Date:	October [ ], 2003

PAUL JAMES KELLY

/s/
Date:	October [ ], 2003

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Orchid BioSciences INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into between Orchid BioSciences, Inc. a Delaware corporation (the “Company”) and Paul James Kelly (the “Employee”) on May 16, 2003. In consideration of, and as a condition of Employee’s employment by Company and of the compensation to be paid to Employee by Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, Company and Employee agrees to the terms and conditions set forth in this agreement as follows:

1. Position The Company and the Employee agree that Employee will serve as Chief Executive Officer of the Company and will serve on the Board of Directors of the Company. Employee agrees that Employee’s employment with the Company is on an at will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 3 herein). Similarly, Employee may terminate employment with the Company at any time, for any reason upon written notice as provided in Section 3 of this agreement. Employee understands and agrees that the at will nature of Employee’s employment relationship with Company cannot be changed or modified, except by a written agreement signed by the Chairman of the Board of Directors of Company and the Employee. The Employee’s performance will be reviewed formally on an annual basis in conjunction with an annual salary period.

2. Start Date; Nature of Relationship. Employee’s employment with the Company will begin on June 2, 2003. The Employee will perform for the Company such duties that are customarily assigned to such position and as may be designated by the Company from time to time. The Employee will be expected to devote all of his working time to the performance of his duties with the Company; provided the Employee may continue to serve as a director of AgaMatrix, Inc. and MedCenter Solutions, Inc. spending no more than ten (10) total business days per year on such activities.

3. Termination

Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death of Employee.

(b) Written notice of termination from the Company to Employee as a result of Employee’s incapacity or inability to further perform services as contemplated herein for 90 consecutive days or more within any six-month period, because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform the duties and responsibilities contemplated hereunder (Determination of the Employee’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and the Employee).

(c) Written termination notice from the Company to Employee of Employee’s employment termination by the Company for Cause (as hereafter defined). “Cause” shall mean that either the employee has (1) intentionally committed an act or omission that materially harms the Company; (2) continuously been grossly negligent in performance of his or her duty to the Company, which is incapable of cure or not cured within ten (10) business days of the date of receipt by employee of its existence; (3) committed an act of moral turpitude; (4) committed an act of fraud or material dishonesty in discharging his duties to the Company; (5) a material breach of this agreement or any other agreement with the Company or (6) any other act or commission that may be deemed grounds for a “cause” termination under Delaware state law.

(d) 6 months notice from the Company to Employee that Employee’s employment is being terminated without Cause;

(e) Employee’s written notice of resignation to the Company due to a Constructive Dismissal (as hereafter defined). A “Constructive Dismissal” shall mean the occurrence, without Employee’s express written consent, of any of the following provided, however, there shall be no Constructive Dismissal unless the employee provides the Board of Directors with written notice reasonably detailing the purported basis for Constructive Dismissal and if the Company fails to remedy within 10 days thereafter:

(i)	The assignment of duties or responsibilities to Employee materially inconsistent with the position held by Employee as of the Effective Date or a substantial diminution in the nature or status of Employee’s position, authority, duties or responsibilities; or

(ii)	A material breach by the Company of any term or condition of this Agreement;

(f) Employee’s written notice of resignation to the Company for any reasons other than due to a Constructive Dismissal or Change of Control.

(g) Employee’s written notice of resignation to the Company following Change of Control. For the purposes of this agreement, Change of Control is;

(i)	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company).

(ii)	Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

4. Payment After Termination.

(a) Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except that in the event Employee’s employment is terminated (i) by the Company pursuant to Section 3 (d) and the Company elects to make payment to Employee in lieu of providing Employee with six (6) months notice of such termination or (ii) by Employee pursuant to Section 3 (e) or (g), then for the “Severance Pay Period” (as hereafter defined) (1) the Company shall pay Employee severance pay in the form of continuation of Employee’s base salary, less standard deductions and withholdings, such payments to be made at the same time as Employee’s salary otherwise would have been payable, and (2) if Employee elects continued coverage under COBRA, the Company will reimburse Employee for the same portion of Employee’s health insurance premiums for Employee and Employee’s family, to the same extent the Company paid those premiums during Employee’s employment. If employment is terminated under the provision of Section 3 (g) the term “Severance Pay Period” shall mean the period commencing on the effective date of the letter notice of resignation of the Employee and ending on twenty four (24) months subsequent to the date of the resignation letter. If employment is terminated under the provisions of 3 (e) the following Severance Pay Period will apply;

(i) Six (6) months if termination is prior to the first anniversary of Start Date,

(ii) Twelve (12) months if termination is on or after the first anniversary of Start Date but prior to the third anniversary of the Start Date, or

(iii) Eighteen (18) months if termination is on or after the third anniversary of the Start Date,

(b) The employee may elect, subject to agreement by the company, to have all or part of the salary payable under the Severance Pay Period in 4(a) as a lump sum, less standard deductions and withholdings.

5. Compensation, Equity and Benefits

(a) The Employee’s initial base pay shall be at an annualized rate of $350,000 per year, minus customary deductions for federal and state taxes and the like. The Board will review the Employee’s base pay rate on an annual basis, during the first calendar quarter for each year, with any increase becoming effective as of April 1. The Employee, will also be eligible to receive an Annual Performance Bonus for each calendar year the Employee is employed by the Company (through December 31). The award and amount of any Annual Performance Bonus shall be determined by the Board based on the Employee’s performance and the overall performance of the Company, measured against goals that are mutually agreed upon in advance between the Employee and the Company. The bonus target for each year will be at least forty percent (40%) of the Employee’s annualized base pay rate, and the amount of any Annual Bonus for 2003 shall be pro-rated based on the portion of 2003 during which the Company employs the Employee.

(b) The Company will grant to the Employee incentive stock options to purchase shares of the Company at an exercise price equal to stock price at the close of trading on the day of this agreement pursuant to the terms of a formal stock option agreement(s) and the Orchid 2000 Stock Plan (except as amended by this agreement). 50,000 of such options will vest on [start date], and the remaining 150,000 to vest monthly thereafter in 48 equal tranches of 3,125 over the next four (4) years.

(c) Employee shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits of the Company on a basis no less favorable than those provided to other similarly situated executives of the Company. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

(d) Upon submission of itemized expense statements in the manner specified by Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder.

(e) The Company, at its expense, will purchase life insurance on the Employee’s life in the face amount of not less than three (3) times your base pay rate with a beneficiary designated by the Employee and the Employee shall receive deferred compensation through contributions of five percent (5%) of Employee’s annual base pay per year in accordance with the terms of the Orchid Biocomputer, Inc. Executive Deferred Compensation Plan.

(f) Employee will be entitled to twenty-five (25) vacation days and five (5) sick days per year that Employee remains employed by the Company, subject to the terms of normal Company vacation and sick leave policies.

(h) The Company agrees to reimburse OmniViz Incorporated up to $50,000 that Employee may be obligated to repay to OmniViz Inc., upon presentation of a reasonably detailed written demand for repayment from such employer.

(i) Should the Company terminate the Employee’s employment within twelve (12) months of the Start Date under the provisions of Section 3 (c), and then the Employee will be required to refund to The Company the full amount (100%) of reimbursement/relocation monies within ninety (90) days of the Employee’s termination. Should the Company terminate the Employee’s employment under the provisions of 3 (c) after twelve (12) months but prior to twenty-four (24) months, the Employee will be required to pay back fifty percent (50%) of all such monies reimbursed to the employee or paid by the Company, also within ninety (90) days of termination of the Employee.

(j) If, within the twelve (12) month period following the date of this agreement, the Employee chooses to relocate his primary residence to within 50 miles of the Company’s Head Office, the Company agrees to reimburse the Employee up to $20,000 for expenses relating to this relocation upon presentation of reasonably detailed invoices for bona fide moving expenses.

5. Representations and Warranties

(i) The Company represents and warrants that the financial projections and business plan provided to the Employee are accurate and fairly represent the prospects of the Company and that the Company believes the recent $16 million preferred convertible financing of the Company and access to its $10,000,000 line of credit is sufficient for the Company to achieve cash flow break even in the fourth fiscal quarter of 2003 without the need for additional financing.

(ii) Employee warrants that he is eligible to work in the United States. On the Start Date, the Employee will complete an I-9 Form and provide the Company with any of the accepted forms of identification specified on the I-9 Form.

6. Confidentiality, Inventions and Non-Competition The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Given the confidential nature of various aspects of the Company’s business, the Employee may not discuss the fact or terms of this Offer or any employment discussions with anyone other than members of the Board (and its designees), members of Employee’s immediate family and, if relevant, the Employee’s financial advisor or lawyer. In addition, the Employee agrees to sign and return the attached Employee Intellectual Property, Confidentiality and Non-Compete Agreement by no later than the Start Date as a condition of this offer of employment.

7. Miscellaneous This Agreement represents the Company’s and Employee’s entire understanding with respect to the subject matter contained in this Agreement and supersedes all previous understandings, written or oral between the Company and Employee concerning the subject matters of this Agreement, including but not limited to the Prior Agreement. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee unless otherwise expressly provided. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

8. Indemnification. To the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws, the Company shall promptly indemnify Employee for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees) incurred or paid by Employee in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Employee of services for the Company, including as a director, officer or employee of the Company. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for its other directors and executive officers.

9. Governing Law. This Agreement shall be governed by the law of the State of Delaware. The Company shall pay to Employee all legal fees and expenses incurred by Employee in disputing in good faith any issue hereunder relating to the termination of Employee’s employment or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.

10. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chairman or to such other Company representative as the Company may specify in writing.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: May 16, 2003
/s/
Employee’s Signature
Address:
The Company

Date: May 16, 2003
	By:	/s/ George Poste

	Title:	Chairman, Board of Directors